Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp
Increases Stock Repurchase Program by $20 Million and Provides Updates on Markets

Rancho Cucamonga, CA. (October 10, 2005) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “Company”), the parent company for Vineyard Bank (the “Bank”), announced today that its Board of Directors has increased its stock repurchase program in the amount of $20 million. The original stock repurchase program established in July 2002 for $2 million had been previously increased by an additional $15 million over the past three years. The repurchase of any or all such shares authorized for repurchase will be dependent on management’s assessment of market conditions. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares or shares under the 2004 and 2005 Restricted Share Plans.

The action by the Board of Directors was taken to provide assurance that the Company’s operations continue to produce quality growth and core earnings in dynamic southern California communities. The action was also in response to general volatility in the markets directed toward financial stocks, those operating in California and active in residential housing construction. The Company operates several specialty lending divisions that are sourced with experienced professionals, focused on maintaining long-term relationships with independent builders within the housing construction marketplace, asset management professionals in the multi-family housing sector and experienced investors in the commercial income property field.

The Company is an active construction lender to the entry and first-time move up marketplace within the Inland Empire, one of the nation’s fastest growing regions. Its builders operate within approximately 20 communities where demand for new affordable housing is consistently exceeding new production supply, with a substantial amount of new housing starts pre-sold to qualified buyers.

The Company also operates a specialty construction lending division supporting independent builders whose focus is the luxury marketplace along the southern California coastline, with principal focus within the median price points for new homes in each respective coastal community. The demand for new luxury construction in many of these communities continues to be especially strong, and the Company’s proven track record of maintaining its underwriting and operating standards has not deviated and has been rewarded with unblemished performance within this product line.

The Company has recently issued other press releases regarding the expansion of its banking and deposit collecting efforts. The results of net deposit growth within the third quarter of 2005, which will be included in the forthcoming earnings and operating results for the third quarter of 2005 press release later this month, will demonstrate significant core growth. Additionally, the impact on the Company’s net interest margin related to the recent market interest rate increases has been slightly positive, reversing a trend experienced earlier in the year.

“The Company is now completing its fifth year of implementation of its strategic plan originally initiated in October 2000. With another record year nearing completion, management and the Board of Directors believe these actions, together with the support of our ongoing initiatives, will provide for quality growth in earnings and strong asset quality,” stated Norman Morales, President and Chief Executive Officer.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of the Bank, also headquartered in Rancho Cucamonga, California. The Bank operates through eleven full-service branch offices in Orange, Riverside, San Bernardino, San Diego and Los Angeles counties of California, and three loan production offices located in Anaheim, Carlsbad and San Rafael, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 987-0177 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com